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                                            Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-70785



                           PROSPECTUS SUPPLEMENT NO. 8
                       (TO PROSPECTUS DATED APRIL 6, 1999)

                                  7,205 Shares

                                     WESTERN
                                     DIGITAL
                                   CORPORATION

                                  COMMON STOCK

                              --------------------

         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS AND THOSE INCORPORATED BY REFERENCE FROM OUR 10-Q FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 16, 1999 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                                           Issue Price

                  Per Share                $3 5/8

                  Total                    $26,119.75

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



          The date of this prospectus supplement is December 17, 1999.


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                              PLAN OF DISTRIBUTION

         On December 1, 1999, as partial consideration for settlement of a lawsuit which alleged infringement of several patents by Western Digital, we issued to the holder of the patents 83,582 shares of our common stock. As a post-closing adjustment pursuant to the requirements of the settlement agreement between such holder and Western Digital we are issuing an additional 7,205 shares of our common stock to such holder pursuant to this prospectus supplement. The aggregate value of the common stock offered hereby, as of December 14, 1999, was $26,119.75 or $3 5/8 per share, which was the closing price of our common stock on the New York Stock Exchange on that date. We will not pay any commissions or other compensation in connection with this issuance of our common stock.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the issuance of the common stock pursuant to this prospectus supplement.

                           MARKET FOR OUR COMMON STOCK

         On December 16, 1999, the last reported sales price of our common stock on the New York Stock Exchange was $4 per share. Our common stock is traded on the New York Stock Exchange under the symbol "WDC." The common stock issued under this prospectus supplement will be listed on the New York Stock Exchange.

         As of December 13, 1999 and before the issuance of shares pursuant to this prospectus supplement, we had 127,211,630 shares of common stock outstanding.

                                     GENERAL

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front page of this document.


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                                TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
     Plan of Distribution....................................................S-2
     Use of Proceeds.........................................................S-2
     Market for Our Common Stock.............................................S-2
     General.................................................................S-2

PROSPECTUS
     Western Digital Corporation...............................................2
     Risk Factors..............................................................2
     Use of Proceeds...........................................................9
     Plan of Distribution......................................................9
     Where You Can Find More Information......................................10
     Forward-Looking Statements...............................................11
     Legal Matters............................................................12
     Independent Auditors.....................................................12


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